As filed with the Securities and Exchange Commission on May 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	42-1579325 (I.R.S. employer identification no.)

2901 Butterfield Road

Oak Brook, Illinois  60523

(Address of principal executive offices)

Second Amended and Restated Inland Western Retail Real Estate Trust, Inc.

Independent Director Stock Option Plan

Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan

(Full title of the plans)

Steven P. Grimes

Chief Executive Officer, President, Chief Financial Officer and Treasurer

Inland Western Retail Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Dennis K. Holland	Hal M. Brown
General Counsel	DLA Piper LLP (US)
Inland Western Retail Real Estate	203 North LaSalle Street, Suite 1900
Trust, Inc.	Chicago, Illinois 60601
2901 Butterfield Road	(312) 368-4012
Oak Brook, Illinois 60523
(630) 218-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (1)
Common Stock, $0.001 par value	10,375,000 shares	—	$53,148,100	$3,790

(1)                                  Includes 375,000 shares of common stock issuable under the Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan and 10,000,000 shares of common stock issuable under the Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan.

(2)                                  Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the price per share of $8.95 on the date of grant with respect to 20,000 shares, on the price per share of $10.00 on the date of grant with respect to 50,000 shares, and on the price per share of $8.50 on the date of grant with respect to 35,000 shares, subject to outstanding options, and book value per share of $5.08 as of December 31, 2009, the latest practicable date with respect to the remaining 10,270,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Inland Western Retail Real Estate Trust, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009;

The Registrant’s Current Report on Form 8-K filed January 14, 2010; and

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 14, 2005 (File No. 000-30413), and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The Registrant has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Registrant’s past financial statements incorporated by reference in this registration statement.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s fourth amended and restated charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Registrant shall be liable to the Registrant or to any stockholder of the Registrant for money damages.

In addition, the Registrant’s fourth amended and restated charter and its third amended and restated bylaws provide that, to the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; provided, that (a) the director or officer has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Registrant, (b) the director or officer was acting on behalf of or performing services on the part of the Registrant, (c) such liability or loss was not the result of negligence or misconduct on the part of the director or officer except that in the event the director is or was an independent director, such liability or loss shall not have been the result of gross negligence or willful misconduct and (d) such indemnification or agreement to be held harmless is recoverable only out of the net assets of the Registrant and not from the Registrant’s stockholders.

In addition, the Registrant may not indemnify a director or officer for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular director or officer, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular director or officer or (c) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.  The Registrant may advance amounts to a director or officer for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services by the director or officer for or on behalf of the Registrant, (b) the legal action is initiated by a third party who is not a stockholder of the Registrant or the legal action is initiated by a stockholder of the Registrant acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement and (c) the director or officer receiving such advances undertakes in writing to repay the advanced funds to the Registrant, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

The Registrant has entered into indemnification agreements with each of its directors and officers that provide for the indemnification of all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred in connection with any threatened, pending or completed proceeding, such director or officer by reason of his/her being a present or former director or officer of the Registrant or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Registrant unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  The indemnification agreements permit the Registrant to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount advanced if it is ultimately determined that the standard of conduct was not met; provided, however, that the Registrant shall not be liable to make any payment of amounts otherwise indemnifiable or payable or reimbursable as expenses if and to the extent such director or officer has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or its affiliates, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her arising out of his/her status as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit

4.1

Specimen Certificate for the Shares (Included as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 filed on March 13, 2003 [File No. 333-103799] and incorporated herein by reference).

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1

Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan (Included as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed on February 26, 2010 [File No. 000-51199] and incorporated herein by reference).

99.2

Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan (Included as Exhibit 10.575 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed on March 31, 2009 [File No. 000-51199] and incorporated herein by reference).

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 7th day of May, 2010.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Dennis K. Holland
Dennis K. Holland
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	Steven P. Grimes*	Chief Executive Officer, President,	May 7, 2010
	Steven P. Grimes	Chief Financial Officer and Treasurer

	James W. Kleifges*	Chief Accounting Officer	May 7, 2010
James W. Kleifges

	Frank A. Catalano, Jr.*	Director	May 7, 2010
Frank A. Catalano, Jr.

	Kenneth H. Beard*	Director	May 7, 2010
Kenneth H. Beard

	Paul R. Gauvreau*	Director	May 7, 2010
Paul R. Gauvreau

	Gerald M. Gorski*	Director	May 7, 2010
Gerald M. Gorski

	Richard P. Imperiale*	Director	May 7, 2010
Richard P. Imperiale

	Kenneth E. Masick*	Director	May 7, 2010
Kenneth E. Masiek

	Barbara A. Murphy*	Director	May 7, 2010
Barbara A. Murphy

	Robert D. Parks*	Chairman of the Board and Director	May 7, 2010
Robert D. Parks

	Brenda G. Gujral*	Director	May 7, 2010
Brenda G. Gujral

*By:	/s/ Dennis K. Holland
As attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

Specimen Certificate for the Shares (Included as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 filed on March 13, 2003 [File No. 333-103799] and incorporated herein by reference).

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1

Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan (Included as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed on February 26, 2010 [File No. 000-51199] and incorporated herein by reference).

99.2

Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan (Included as Exhibit 10.575 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed on March 31, 2009 [File No. 000-51199] and incorporated herein by reference).